Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Charlottesville, VA – July 28, 2016 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported second quarter 2016 net income of $1.5 million or $0.63 per diluted share. This represents a 96.9% increase compared to net income of $767 thousand or $0.30 per diluted share recognized during the second quarter of 2015 and an 11.4% increase compared to net income of $1.4 million or $0.57 per diluted share recognized during the previous quarter. Net income for the six month period ended June 30, 2016 was $2.9 million, and net income per diluted share was $1.20 compared to $0.45 per share for the same period in 2015.

“We are pleased that the Company’s second quarter net income resulted in a return on assets of 1.11% for the quarter and 1.04% year to date. We are cautiously optimistic that we will be able to achieve solid earnings for the next six months, even in this challenging low interest rate environment, and to realize our stated goal of a 1% return on assets for the year 2016,” said Glenn W. Rust, President and Chief Executive Officer. “While the first two quarters saw softer loan demand, we continue to reap the rewards from the $110 million loan balance expansion experienced in 2015. Additionally, our superior asset quality allowed a significant recovery in the provision for loan losses for the first two quarters of 2016.”

Second Quarter 2016 Highlights

●	Gross period-end loans of $424.6 million remained level with the prior quarter. Compared to June 30, 2015, gross loans outstanding increased $57.5 million or 15.7%.
●	Return on average assets for the quarter improved to 1.11% from the 0.97% recorded in the prior quarter and 0.57% from the second quarter of 2015.
●	Net interest margin improved 2 basis points to 3.50% on a sequential quarter basis and 32 basis points compared to the second quarter of 2015.
●	Net interest income decreased $84 thousand or 1.9% on a linked quarter basis and was up $452 thousand or 11.4% compared to the second quarter of 2015.
●

A recovery of the provision for loan losses of $275 thousand was recognized in the second quarter as asset quality remains strong. With the $120 thousand recovery recognized in the first quarter, the total recovery realized year to date for 2016 was $395 thousand.

●	The period-end allowance for loan losses as a percentage of total loans decreased to 0.75% compared to 0.81% at March 31, 2016 and 0.94% at June 30, 2015.
●	Noninterest expense contracted during the quarter by $38 thousand or 1.0% compared to the prior quarter and was down $416 thousand or 10.0% compared to the second quarter of 2015.

Net Interest Income and Net Interest Margin

Net interest income of $4.4 million was down $84 thousand from the $4.5 million in the linked quarter. Average earning assets for the second quarter of 2016 totaled $514.1 million, a decrease of $12.5 million from the prior quarter total of $526.6 million. Net interest income improved $452 thousand or 11.4% over the $4.0 million recorded in the second quarter of 2015. An improved mix in earning assets contributed to the significant improvement in revenue, as average loans increased $69.8 million while the average balances in lower yielding investments and fed funds decreased $64.8 million in a year-over-year comparison.

The second quarter 2016 tax-equivalent net interest margin was 3.50%, up 2 basis points from 3.48% for the prior quarter. Compared to the quarter ended June 30, 2015, the tax-equivalent net interest margin improved 32 basis points from 3.18%. The yield on average earning assets of 3.68% for the second quarter of 2016 was 31 basis points higher than the same period of 2015, resulting in the margin improvement. The cost of funds at 19 basis points remained fairly consistent and low compared to peers.

Noninterest Income Expands

Noninterest income for the second quarter of 2016 was $1.3 million, up $126 thousand or 11.2% compared to the first quarter of 2016 and fairly level with the second quarter of 2015. Small upticks in several noninterest income categories contributed to the quarter-over-quarter increase. Additionally, noninterest income was somewhat suppressed in other categories for the first quarter primarily due to timing of the following: a) the first quarter brokerage and insurance revenue were lower than anticipated as a result of a one month delay in the closing on the purchase of a wealth management practice; b) royalty income was not recognized in the first quarter of 2016 as accurate estimates of revenue stemming from ongoing referral fees were unavailable when closing out the quarter; and c) one-time losses were realized on the disposition of assets which decreased noninterest income.

VNB Wealth Management continues to focus on the addition of new clients and profitable assets under management. Likewise, the Bank will look to grow existing income streams.

Noninterest Expense and Efficiency Ratio Improves

Noninterest expense for the second quarter of 2016 was $3.8 million, down $38 thousand compared to the first quarter of 2016. This improvement over the linked quarter occurred primarily due to a further decline in salaries and employee benefits as we continually take advantage of opportunities to streamline operations and maximize the efficiency of staff. In a year-over-year comparison, noninterest expense was down $416 thousand or 10.0% from the $4.2 million reported for the second quarter of 2015, driven by $368 thousand of savings in salaries and employee benefits. Management continues to evaluate expenses for potential reductions that would have a positive impact on net income on an ongoing basis.

The efficiency ratio improved to 65.7% for the second quarter of 2016 compared to 66.8% for the first quarter of 2016 and 78.9% for the second quarter of 2015. The improved asset mix from the significant loan growth experienced last year, together with additional noninterest income prospects, should add to the revenue stream, while cost reduction strategies should lower expenses. This combination should continue to improve the efficiency ratio over time.

Balance Sheet Trends

Gross loans outstanding totaled $424.6 million at both June 30, 2016 and March 31, 2016 and $367.1 million at June 30, 2015. Average gross loans for the second quarter of 2016 totaled $419.4 million, down $2.0 million or 0.5% compared to $421.5 million during the first quarter of 2016 and up $69.8 million or 20.0% compared to $349.6 million during the second quarter of 2015.

While loan balances increased a modest $929 thousand during the first two quarters of 2016, the significant loan growth in each of the five quarters ending December 31, 2015 continues to strengthen earnings for 2016. From the $289.6 million outstanding at September 30, 2014, gross loans have increased $135.0 million, or 46.6%, due to approximately $71.6 million in net organic loan growth, supplemented by purchases of $27.0 million in syndicated loans and $36.4 million in student loans. The loan-to-deposit ratio at June 30, 2016 stood at a strong 90.3%, a 10.1 percentage point improvement over the 80.2% at June 30, 2015.

Total assets at June 30, 2016 were $545.7 million, down $10.2 million or 1.8% from the $555.8 million at March 31, 2016 and up $15.2 million or 2.9% from the $530.4 million reported at June 30, 2015. The year-over-year net growth in assets was funded largely by expansion within all core deposit categories, while time deposits and repurchase agreement sweep balances contracted over that period. Total deposits and repurchase agreement sweep balances totaled $486.1 million at June 30, 2016, up 2.6% from the $473.9 million at June 30, 2015 and down 2.3% from the $497.3 million at March 31, 2016.

Credit Quality Remains Strong

The Company continues to adhere to strong credit metrics. The allowance for loan losses as a percentage of total loans decreased to 0.75% at June 30, 2016, compared to 0.81% at March 31, 2016 and 0.94% at June 30, 2015. The decreased balance in the allowance relative to total loans compared to a year ago is reflective of the improvement in asset quality. The quarter-over-quarter decline occurred as a result of the Company’s movement in the second quarter of 2016 from a historical loss rate methodology to the more complex migration analysis, which is a more robust method and will better equip the bank to comply with upcoming regulatory changes. Concurrent with the change in the methodology used, the loan portfolio was further segmented by loan classes and by risk ratings to provide greater loan level detail. Management believes that this new methodology together with greater data granularity will more accurately reflect the potential risks and losses inherent in the loan portfolio.

A recovery of provision for loan losses of $275 thousand was recorded in the second quarter of 2016, while a recovery of $120 thousand was recognized for the previous quarter, for a total recovery of $395 thousand through the first six months of 2016. No provision for loan loss was recognized for the second quarter of 2015. Recoveries net of loan charge-offs totaled $21 thousand for the second quarter of 2016 and $50 thousand for the second quarter of 2015. For the first quarter of 2016 loan charge-offs net of recoveries totaled $7 thousand. This resulted in an allowance for loan losses at June 30, 2016 of $3.2 million, down $254 thousand from March 31, 2016. In a year-over-year comparison, the allowance for loan losses decreased $268 thousand or 7.8% over the balance at June 30, 2015, notwithstanding the increase of $57.5 million or 15.7% in gross loans over that period.

Nonperforming assets remained low at $179 thousand or 0.03% of total assets. The level of nonperforming assets, comprised of Other Real Estate Owned (“OREO”) and nonaccrual loan balances, contracted $758 thousand compared to the balance at June 30, 2015. Since year-end 2015, the Company has carried a zero balance in OREO, as the property carried at $732 thousand as of June 30, 2015 was sold. Nonaccrual loans remained low and totaled $179 thousand at June 30, 2016, compared with the $185 thousand and $205 thousand at March 31, 2016 and June 30, 2015, respectively.

Shareholders’ Equity and Stock Repurchases

Total shareholders’ equity was $58.1 million at June 30, 2016 compared to $56.6 million at March 31, 2016 and $55.2 million at June 30, 2015. Retained earnings contributed $3.8 million to the year-over-year increase of $2.9 million in total shareholders’ equity, with accumulated other comprehensive income accounting for an additional $894 thousand. These increases were partially offset by the $1.8 million decline in common stock and capital surplus balances.

The year-over-year decline in common stock was attributable to the Company’s success with its stock repurchase program approved during the third quarter of 2014, which authorized the purchase of up to 400,000 shares of the Company’s common stock. The Company announced on September 21, 2015 that its Board of Directors extended the program for another year. A total of 343,559 shares have been purchased since the beginning of this program, with the remaining 56,441 shares available for purchase through September 18, 2016 under the extended program. No shares were purchased by the Company during the second quarter of 2016; however, a total of 78,347 shares have been purchased since June 30, 2015. The repurchase program does not obligate the Company to repurchase any shares and may be suspended or terminated at any time.

The book value per share at June 30, 2016 was $24.60, compared to $23.99 at March 31, 2016 and $22.66 at June 30, 2015. Dividends of $307 thousand were declared during the second quarter of 2016, while the remaining net income of $1.2 million or 79.7% was retained.

Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Company’s Tier 1 Leverage Ratio was 10.37% at June 30, 2016, compared to 9.91% at March 31, 2016 and 10.24% at June 30, 2015. Total Risk-based Capital Ratio was 13.21% at June 30, 2016, compared to 13.04% at March 31, 2016 and 14.71% at June 30, 2015.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage, investment advisory, annuity and insurance services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015 with the Securities and Exchange Commission on March 30, 2016. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

(UNAUDITED)

	June 30, 2016	June 30, 2015
ASSETS
Cash and due from banks	$11,732	$12,228
Federal funds sold	13,382	4,301
Securities:
Available for sale, at fair value	69,545	120,158
Restricted securities, at cost	1,709	1,586
Total securities	71,254	121,744
Loans	424,593	367,085
Allowance for loan losses	(3,186)	(3,454)
Loans, net	421,407	363,631
Premises and equipment, net	8,294	9,138
Other real estate owned, net of valuation allowance	-	732
Bank owned life insurance	13,695	13,251
Goodwill	372	-
Other intagible assets, net	731	-
Accrued interest receivable and other assets	4,811	5,407
Total assets	$545,678	$530,432
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$168,402	$160,577
Interest-bearing	87,147	81,004
Money market deposit accounts	102,474	97,404
Certificates of deposit and other time deposits	112,397	118,812
Total deposits	470,420	457,797
Securities sold under agreements to repurchase	15,719	16,108
Accrued interest payable and other liabilities	1,478	1,337
Total liabilities	487,617	475,242
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,360,007 and 2,435,874
issued and outstanding at June 30, 2016
and June 30, 2015, respectively	5,900	6,090
Capital surplus	21,140	22,750
Retained earnings	30,493	26,716
Accumulated other comprehensive income (loss)	528	(366)
Total shareholders' equity	58,061	55,190
Total liabilities and shareholders' equity	$545,678	$530,432

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(UNAUDITED)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest and dividend income:
Loans, including fees	$4,294	$3,529	$8,627	$6,791
Federal funds sold	25	6	56	29
Investment securities:
Taxable	245	550	525	1,132
Tax exempt	80	109	164	225
Dividends	23	20	44	41
Other	-	6	4	13
Total interest and dividend income	4,667	4,220	9,420	8,231

Interest expense:
Demand and savings deposits	68	58	135	115
Certificates and other time deposits	157	171	317	338
Federal funds purchased and securities sold
under agreements to repurchase	12	13	24	25
Total interest expense	237	242	476	478
Net interest income	4,430	3,978	8,944	7,753
Provision for (recovery of) loan losses	(275)	-	(395)	317
Net interest income after provision
for (recovery of) loan losses	4,705	3,978	9,339	7,436

Noninterest income:
Trust income	398	445	786	894
Brokerage and insurance income	94	8	181	24
Royalty income	9	36	9	81
Customer service fees	227	233	446	467
Debit/credit card and ATM fees	232	219	430	399
Earnings/increase in value of bank owned
life insurance	111	110	220	218
Fees on mortgage sales	67	57	115	94
Gains on sales of securities	-	24	8	46
Losses on sales of other assets	(2)	-	(27)	-
Other	114	123	206	216
Total noninterest income	1,250	1,255	2,374	2,439

Noninterest expense:
Salaries and employee benefits	1,847	2,215	3,765	4,531
Net occupancy	472	483	948	979
Equipment	132	136	267	266
Other	1,308	1,341	2,576	2,517
Total noninterest expense	3,759	4,175	7,556	8,293

Income before income taxes	2,196	1,058	4,157	1,582
Provision for income taxes	686	291	1,292	400
Net income	$1,510	$767	$2,865	$1,182
Net income per common share, basic	$0.64	$0.30	$1.21	$0.45
Net income per common share, diluted	$0.63	$0.30	$1.20	$0.45

Weighted average common shares outstanding, basic	2,359,101	2,577,424	2,371,026	2,632,605
Weighted average common shares outstanding, diluted	2,374,350	2,586,781	2,385,716	2,642,115

VIRGINIA NATIONAL BANKSHARES CORPORATION

Financial Highlights

(dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Per Common Share Data:
Net income per weighted
average share, basic	$0.64	$0.57	$0.44	$0.34	$0.30
Weighted average shares
outstanding, basic	2,359,101	2,382,951	2,430,053	2,435,874	2,577,424
Actual shares outstanding	2,360,007	2,358,777	2,412,589	2,435,874	2,435,874
Book value per share
at period end	$24.60	$23.99	$23.33	$23.15	$22.66
Performance Ratios:
Return on average assets	1.11%	0.97%	0.78%	0.60%	0.57%
Return on average equity	10.57%	9.61%	7.67%	6.16%	5.18%
Net interest margin (FTE)[1]	3.50%	3.48%	3.34%	3.22%	3.18%
Efficiency ratio[2]	65.68%	66.84%	70.21%	75.99%	78.92%
Capital Ratios:
Tier 1 leverage ratio	10.37%	9.91%	10.05%	10.09%	10.24%
Total risk-based capital ratio	13.21%	13.04%	13.39%	13.85%	14.71%
Asset Quality:

Allowance for loan losses:
Beginning of period	$3,440	$3,567	$3,513	$3,454	$3,404
Provision for (recovery of) loan losses	(275)	(120)	58	88	-
Charge-offs	-	12	12	41	2
Recoveries	(21)	(5)	(8)	(12)	(52)
Net charge-offs (recoveries)	(21)	7	4	29	(50)
End of period	3,186	3,440	3,567	3,513	3,454
Nonaccrual loans	179	185	191	245	205
OREO	-	-	-	540	732
Total nonperforming assets	179	185	191	785	937
Nonperforming assets as a % of total assets	0.03%	0.03%	0.03%	0.14%	0.18%
Nonperforming assets as a % of total loans
plus other real estate owned	0.04%	0.04%	0.05%	0.20%	0.25%
Allowance for loan losses
to total loans	0.75%	0.81%	0.84%	0.90%	0.94%
Non-accruing loans to
total loans	0.04%	0.04%	0.05%	0.06%	0.06%
Annualized net charge-offs (recoveries)
to average loans	-0.02%	0.01%	0.00%	0.03%	-0.06%

1 The net interest margin is reported on a fully tax equivalent basis (FTE).

2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust
434-817-8649